PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 18, 1999)                    REGISTRATION NO. 333-74435

                                 $1,250,000,000

                                AMAZON.COM, INC.
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009
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     This prospectus supplement relates to the resale by the holders (the "Selling Securityholders") of 4 3/4% Convertible Subordinated Notes due 2009 (the "Notes") of Amazon.com, Inc. (the "Company") and the shares of common stock, $.01 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated May 18, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                           PRINCIPAL AMOUNT OF
                                           NOTES BENEFICIALLY        COMMON STOCK
                                                OWNED AND           OWNED PRIOR TO        COMMON STOCK
                  NAME                      OFFERED HEREBY(1)     THE OFFERING(1)(2)    OFFERED HEREBY(2)
                  ----                     -------------------    ------------------    -----------------
Chrysler Corporation Master Retirement
  Trust..................................        2,875,000              18,422                18,422
Commerzbank A.G. ........................       11,000,000              70,487                70,487
Goldman, Sachs and Company...............       38,780,000             248,502               248,502
McMahan Securities Company, L.P. ........        3,485,000              22,331                22,331
Motion Picture Industry Health Plan
  -- Active Member Fund..................          335,000               2,146                 2,146
Motion Picture Industry Health Plan
  -- Retiree Member Fund.................          170,000               1,089                 1,089
OCM Convertible Limited Partnership......          105,000                 672                   672
OCM Convertible Trust....................        2,880,000              18,455                18,455
Partner Reinsurance Company, Ltd. .......          305,000               1,954                 1,954
SG Cowen.................................        6,975,000              44,695                44,695
State of Connecticut
  -- Combined Investment Funds...........        3,400,000              21,787                21,787
State Employees' Retirement Fund of the
  State of Delaware......................        1,010,000               6,472                 6,472
Vanguard Convertible Securities Fund,
  Inc. ..................................        2,000,000              12,815                12,815
Any other holder of notes or future
  transferee from any such
  holder(4)(5)...........................      153,016,000             980,658               980,658

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(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of $156.055 per share and a cash payment in lieu of any fractional interest.

(4) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(5) Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $156.055 per share.

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this prospectus supplement is May 25, 1999.